Exhibit 3.1

Explanatory Note: This exhibit is being filed pursuant to Item 601(b)(3)(i) of Regulation S-K which requires a conformed version of our charter reflecting all amendments in one document. Therefore, the document below reflects the amended and restated charter of Reliant Bancorp, Inc. (f/k/a Commerce Union Bancshares, Inc.) as filed with the Tennessee Secretary of State on June 17, 2014, revised for amendments effective as of April 1, 2015, December 31, 2017, and June 15, 2018, the latter of which declassified the board of directors and established a majority vote standard for uncontested director elections.

CONFORMED VERSION OF
AMENDED AND RESTATED CHARTER
OF
RELIANT BANCORP, INC.
AS AMENDED BY AMENDMENT
FILED ON JUNE 15, 2018

Pursuant to Section 48-20-107 of the Tennessee Business Corporation Act, Tennessee Code Annotated Section 48-11-101 et seq. (the “Corporation Act”), the charter of Reliant Bancorp, Inc., a corporation chartered under the laws of the State of Tennessee, is hereby amended and restated in its entirety as follows:

Section 1. Corporate Name. The full corporate name of the corporation is “Reliant Bancorp, Inc.” (the “Company”).

Section 2. Principal Office; Registered Office and Agent. The address of the principal office of the Company is 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027. The address of the registered office of the Company is 1736 Carothers Parkway, Suite 100, Brentwood, Williamson County, Tennessee 37027, and the Company’s registered agent at such registered office is DeVan D. Ard, Jr.

Section 3. Incorporator. The name and address of the incorporator of the Company is Kathryn Reed Edge, 150 3rd Avenue South, Suite 1600, Nashville, Tennessee 37201.

Section 4. Objective and Purpose. The objective and purpose of the Company is to pursue any or all of the lawful objectives and purposes of a corporation chartered under the Corporation Act and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution of the State of Tennessee and the laws and regulations of the State of Tennessee as they are now in effect, or as they may hereafter be amended, subject to the laws and regulations of the United States that apply to bank holding companies, and subject to all lawful and applicable rules and regulations of the Board of Governors of the Federal Reserve System.

Section 5. For Profit. The Company is for profit.

Section 6. Capital Stock.

(a)The total number of shares of all classes of capital stock which the Company shall have the authority to issue is 40,000,000 million shares, of which 30,000,000 million shares shall be common stock, par value $1.00 per share, and 10,000,000 million shares shall be preferred stock, par value $1.00 per share.

(b)    Authority is expressly granted to the Board of Directors of the Company to from time to time provide for and issue, out of the authorized but unissued shares of preferred stock of the Company, one or more series of preferred stock and, with respect to each such series, to fix by resolution the number of shares constituting such series and, within the limitations set forth in Section 48-16-101 of the Corporation Act, the designation and preferences, limitations, and relative rights of such series. All shares of any series of preferred stock shall be identical in all respects, and all series of preferred stock shall rank equally and be identical in all respects, except as otherwise provided in the resolutions providing for any series of preferred stock.

Section 7. Terms of Directors; Voting for Directors.

(a)The classification of the Board of Directors of the Company into three classes shall be phased out beginning at the 2018 annual meeting of Company shareholders in accordance with the terms of this Section 7(a). Prior to the 2018 annual meeting of Company shareholders, the terms of the directors of the Company shall be staggered by dividing the total number of directors into three classes, designated as Class I, Class II, and Class III, with the number of directors in each class to be as equal in number as possible. Each director elected prior to the 2018 annual meeting of Company shareholders shall serve for the full term for which such director was elected and until the election and qualification of his or her successor, subject, however, to his or her earlier death, retirement, resignation, or removal from office. At the 2018 annual meeting of Company shareholders, (i) Class I directors (including any Class I directors elected by the Board of Directors since the 2017 annual meeting of Company shareholders to fill a vacancy who are up for election at the 2018 annual meeting of Company shareholders) shall be elected for a term expiring at the next annual meeting of shareholders of the Company, (ii) any Class II directors elected by the Board of Directors since the 2017 annual meeting of Company shareholders to fill a vacancy who are up for election at the 2018 annual meeting of Company shareholders shall be elected for a term expiring at the 2019 annual meeting of Company shareholders, and (iii) any Class III directors elected by the Board of Directors since the 2017 annual meeting of Company shareholders to fill a vacancy who are up for election at the 2018 annual meeting of Company shareholders shall be elected for a term expiring at the 2020 annual meeting of Company shareholders, provided in each case that the term of each such director shall continue until the election and qualification of his or her successor and shall be subject to such director’s earlier death, retirement, resignation, or removal from office. At each annual meeting of Company shareholders following the 2018 annual meeting, directors shall be elected for terms expiring at the next annual meeting of shareholders of the Company, provided that the term of each such director shall continue until the election and qualification of his or her successor and shall be subject to the director’s earlier death, retirement, resignation, or removal from office. Commencing with the 2020 annual meeting of Company shareholders, the classification of the Company’s Board of Directors into three classes will be fully phased out and all directors shall be elected at each annual meeting of Company shareholders for terms expiring at the annual meeting of Company shareholders next following their election.

(b)Prior to the 2019 annual meeting of Company shareholders, directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. Commencing at the 2019 annual meeting of Company shareholders, and thereafter, a nominee for director shall be elected to the Board of Directors only if a majority of the votes cast with respect to the nominee are in favor of the nominee’s election, except that, if the number of nominees for director exceeds the number of directors to be elected, directors shall instead be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

Section 8. Limitation of Director Liability.

(a)No director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for a breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-302 of the Corporation Act with respect to unlawful distributions. Any amendment to this Section 8 by the shareholders of the Company shall be prospective only and shall not adversely affect the limitation of the personal liability of any director of the Company with respect to actions or omissions occurring prior to the effective date of such amendment.

(b)Unless two-thirds of the members of the Board of Directors shall approve the amendment (in which case this Section 8 may be amended by the shareholders of the Company by the affirmative vote of a majority of all votes entitled to be cast on the amendment), this Section 8 may not be amended by the shareholders of the Company without the affirmative vote of at least two-thirds of all votes entitled to be cast on the amendment.

Section 9. Shareholder Removal of Directors. A director of the Company may be removed by the shareholders of the Company only for cause and in accordance with the bylaws of the Company.

Section 10. Special Meetings of Shareholders. Special meetings of the shareholders of the Company may be called by the holder(s) of 20% or more of the issued and outstanding shares of voting stock of the Company in the manner prescribed in the bylaws of the Company.

Section 11. Indemnification and Insurance. The Company shall indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to all other persons it has the power to indemnify and advance expenses to under the Corporation Act, and may purchase and maintain insurance or furnish similar protection on behalf of its directors, officers, and employees, in each case to the fullest extent authorized by the Corporation Act and applicable federal laws and regulations, including, but not limited to, applicable Federal Deposit Insurance Corporation regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time.

Section 12. Amendment of Charter and Bylaws. This Amended and Restated Charter of the Company may be amended by the shareholders of the Company only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is expressly required by this Amended and Restated Charter or by the Corporation Act. The bylaws of the Company may be amended by the shareholders of the Company only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is required by the Corporation Act. The bylaws of the Company may be amended by the Board of Directors of the Company to the fullest extent permitted by the Corporation Act; provided, however, that any amendment of the bylaws of the Company by the Board of Directors must be approved by the affirmative vote of a majority of the members of the Board of Directors, unless a greater vote is required by the Corporation Act.

Section 13. Savings Clause. Should any provision of this Amended and Restated Charter be held to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions of this Amended and Restated Charter shall remain valid and enforceable to the fullest extent permitted by law.